Exhibit 99.1
From the CEO... With the high price of corn and all of the media attention about cellulosic ethanol, we have received many questions about fuel using another feed stock. Regardless of all the publicity it has received, cellulose-based technology is applicable only in the pilot and demonstration plant stages. Ethanol can be produced from cellulose through several different process methods, but the most cost effective method or the best feed stock has yet to be determined. The capital costs of producing cellulosic ethanol are very high and many questions regarding the process remain unanswered.
Eventually, Georgia will have opportunities for cellulosic ethanol given our plentiful resource of pine pulp. While our current plant will not process cellulose, parts of our infrastructure including distillation, denaturing and load out systems, would easily accommodate cellulose-based ethanol production. We will continue to closely monitor cellulosic ethanol development, along with new opportunities and advancements in corn based ethanol production to make sure that we remain well positioned in our core southeast markets.
2008 Annual Meeting of Members
Tuesday, August 26th, 2008
Joe B. Adams, Jr. Conference Center
Camilla, Georgia
Registration will begin at 8:30 a.m. with the meeting
to commence at 9 a.m.
The meeting will be held for the purpose of discussing the current status of the Company’s plant construction and operations. The Directors know of no other matters that will be brought before the Annual Meeting. Due to construction, tours will not be offered after the meeting.
If you did not receive your official notice,
please call Alicia at 229-522-2822.
Breaking News...
The U.S. Environmental Protection Agency announced on Thursday it denied a request by Texas to cut the federal ethanol mandate requiring 9 billion gallons of ethanol and other renewable fuels to be blended into gasoline this year.
The EPA said there was no evidence to support the claim by Texas that the mandate would “severely harm” the U.S. economy.
As stated by Renewable Fuels Association President Bob Dinneen, “EPA’s decision is a benefit to the US economy, because increasing domestic ethanol production is keeping gasoline and oil prices lower than they otherwise would be thereby saving the average American household as much as $500 a year in lower transportation costs.

FUEL’s Countdown to First Grind
August 22nd
Hiring of Employees
Week of September 9th
Commissioning of Grain Silos
October 9th
Anticipated First Grind
The above dates are anticipated dates for the events.
These events could be delayed and/or changed at any time.
As stated on TexasPriceCheck.com, “There’s a big difference between what you pay for food at the grocery store and what the farmer or rancher gets out of the deal. For example, grain farmers only get about 6 percent of what you pay for cereal and bakery items. Did you know a $3.39 box of Wheaties contains 19 cents of wheat. By the way, putting Tiger Woods’ picture on the box adds 10 cents.”
Local Corn Bids
On August 5th, Southwest Georgia Ethanol, LLC, a FUEL company, issued bids for local corn purchases for the last half of September delivery. In an effort to secure as much local corn as possible, SWGE will contract with local farmers beginning with late fall crop deliveries.
Brad Kusterman, Director of Grains and Commodities, stated, “We look forward to the opportunity to earn our local farmers’ business. We will strive to offer the highest quality service, competitive prices and dependability.”
Palmetto Grain will be assisting SWGE in securing over 36 million bushels of corn annually.
For more information on bids and contracts, call Brad Kusterman at 229-522-2822 or Lewis Campbell of Palmetto Grain at 843-987-7266.
This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission (“SEC”).
Changes in our business strategy, capital improvements or development plans; Construction delays and technical difficulties in constructing the plant; Changes in the environmental regulations that apply to our plant site and operations; Changes in general economic conditions or the occurrence of certain events causing an economic impact in the agriculture, oil or automobile industries; Changes in the availability and price of natural gas and corn, and the market for distillers grains; Changes in federal and/or state laws (including the elimination of any federal and/or state ethanol tax incentives); Overcapacity within the ethanol industry; Changes and advances in ethanol production technology; and Competition from alternative fuel additives.
Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in this communication. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements.